                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

                  SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                               DIME BANCORP, INC.
                           (Name of Subject Company)

                               DIME BANCORP, INC.
                      (Name of Person(s) Filing Statement)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                         (Title of Class of Securities)

                                     25429Q
                     (CUSIP Number of Class of Securities)

                              JAMES E. KELLY, ESQ.
                                GENERAL COUNSEL
                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                                   3RD FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 326-6170
   (Name, address and telephone number of person authorized to receive notice and communications on behalf of the person(s) filing statement)

                                    Copy to:

                            MITCHELL S. EITEL, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     This solicitation/recommendation statement on Schedule 14D-9 is filed by Dime Bancorp, Inc., a Delaware corporation ("Dime"), in relation to the exchange offer disclosed in the Schedule TO, dated March 15, 2000, of North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), and Fleet Boston Corporation, a Rhode Island corporation ("FleetBoston"), to exchange each issued and outstanding share of Dime common stock, par value $0.01 per share, for
0.9302 of a share of North Fork common stock, par value $0.01 per share, and $2.00 in cash, upon the terms and subject to the conditions described in the Schedule TO, the Registration Statement filed on Form S-4 by North Fork on March 15, 2000 and the Prospectus relating to North Fork's common stock dated March 14, 2000 and contained therein (each of which is an Exhibit and incorporated by reference into North Fork's Schedule TO).

     In response to Items 1 through 8 of this Schedule 14D-9, Dime hereby incorporates by reference its disclosure document, included herewith as Exhibit
(a)(1), which contains the information responsive to the requirements of this
Schedule 14D-9.

ITEM 9.  EXHIBITS.

EXHIBIT
NUMBER                             DESCRIPTION
-------    ------------------------------------------------------------
(a)(1)     Solicitation/Recommendation Statement, first mailed to Dime stockholders on March 21, 2000
(a)(2)     Proxy Statement/Prospectus, dated February 9, 2000, relating to Dime-Hudson merger (incorporated by reference from Dime's
           Registration Statement on Form S-4, filed February 8, 2000, and Dime's 424(b)(3) prospectus, filed February 11, 2000)
(a)(3)     Press release, dated March 6, 2000 (incorporated by
           reference to Dime's Rule 425 communication and Schedule 14A additional proxy materials, each filed March 6, 2000)
(a)(4)     Press release, dated March 7, 2000 (incorporated by
           reference to Dime's Rule 425 communication and Schedule 14A additional proxy materials, each filed March 7, 2000)
(a)(5)     Supplement, dated March 7, 2000, to Proxy
           Statement/Prospectus, dated February 9, 2000 (incorporated by reference to Dime's Rule 425 communication and Exhibit
           20.1 to Dime's Current Report on Form 8-K, each filed March
           8, 2000)
(a)(6)     Press release, dated March 8, 2000 (incorporated by
           reference to Dime's Current Report on Form 8-K, filed March
           8, 2000)
(a)(7)     Presentation materials for investors (incorporated by
           reference to Dime's Rule 425 communication and Exhibit 99.1 to Dime's Current Report on Form 8-K, each filed March 8,
           2000)
(a)(8)     Letter to 401(k) participants delivering supplement, dated
           March 7, 2000, to Proxy Statement/Prospectus, dated February
           9, 2000 (incorporated by reference to Dime's Rule 425
           communication and Schedule 14A additional proxy materials, each filed March 9, 2000)
(a)(9)     Press Release, dated March 9, 2000 (incorporated by
           reference to Dime's Current Report on Form 8-K, filed March
           10, 2000)
(a)(10)    Public announcement advertisement, dated March 10, 2000
           (incorporated by reference to Dime's Rule 425 communication and Schedule 14A additional proxy materials, each filed
           March 10, 2000)
(a)(11)    Complaints filed against Dime (incorporated by reference to
           Exhibits 99.1 through 99.12 of Dime's Current Report on Form
           8-K, filed March 13, 2000)
(a)(12)    Notice of Postponement of Special Meeting, dated March 13,
           2000 (incorporated by reference to Dime's Rule 425
           communication and Schedule 14A additional proxy materials, each filed March 13, 2000)
(a)(13)    Press Release, dated March 10, 2000 (incorporated by
           reference to Dime's Rule 425 communication and Current
           Report on Form 8-K, each filed March 13, 2000)

EXHIBIT
NUMBER                             DESCRIPTION
-------    ------------------------------------------------------------
(a)(14)    Complaints filed against Dime (incorporated by reference to
           Exhibits 99.1 and 99.2 to Dime's Current Report on Form 8-K,
           filed March 14, 2000)
(a)(15)    Press Release, dated March 13, 2000 (incorporated by
           reference to Dime's Rule 425 communication and Schedule 14A additional proxy materials, each filed March 14, 2000)
(a)(16)    Press Release, dated March 15, 2000 (incorporated by
           reference to Dime's Rule 425 communication and Schedule 14A additional proxy materials, filed March 15, 2000)
(e)(1)     Definitive Proxy Statement of Dime, dated March 31, 1999,
           relating to Dime's annual meeting held on April 29, 1999
           (incorporated by reference to Dime's Definitive Proxy
           Statement, filed March 31, 1999)
(e)(2)     Information updating arrangements with Dime executive
           officers, directors and affiliates (incorporated by
           reference to Annexes 1 and 2 to the
           Solicitation/Recommendation Statement to Dime Stockholders
           included as Exhibit (a)(2)(i) to this Schedule 14D-9)
(i)(1)     Stockholder Protection Rights Agreement, dated October 20,
           1995, by and between Dime and the First National Bank of
           Boston (incorporated by reference to Exhibit (1) of Dime's
           Registration Statement on Form 8-A, filed November 3, 1995)

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          DIME BANCORP, INC.

                                          By:     /s/ ANTHONY BURRIESCI
                                            ------------------------------------
                                          Name: Anthony Burriesci
                                          Title:  Chief Financial Officer

Dated: March 21, 2000

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
(a)(1)     Solicitation/Recommendation Statement, first mailed to Dime stockholders on March 21, 2000
(a)(2)     Proxy Statement/Prospectus, dated February 9, 2000, relating to Dime-Hudson merger (incorporated by reference from Dime's
           Registration Statement on Form S-4, filed February 8, 2000, and Dime's 424(b)(3) prospectus, filed February 11, 2000)
(a)(3)     Press release, dated March 6, 2000 (incorporated by
           reference to Dime's Rule 425 communication and Schedule 14A additional proxy materials, each filed March 6, 2000)
(a)(4)     Press release, dated March 7, 2000 (incorporated by
           reference to Dime's Rule 425 communication and Schedule 14A additional proxy materials, each filed March 7, 2000)
(a)(5)     Supplement, dated March 7, 2000, to Proxy
           Statement/Prospectus, dated February 9, 2000 (incorporated by reference to Dime's Rule 425 communication and Exhibit
           20.1 to Dime's Current Report on Form 8-K, each filed March
           8, 2000)
(a)(6)     Press release, dated March 8, 2000 (incorporated by
           reference to Dime's Current Report on Form 8-K, filed March
           8, 2000)
(a)(7)     Presentation materials for investors (incorporated by
           reference to Dime's Rule 425 communication and Exhibit 99.1 to Dime's Current Report on Form 8-K, each filed March 8,
           2000)
(a)(8)     Letter to 401(k) participants delivering supplement, dated
           March 7, 2000, to Proxy Statement/Prospectus, dated February
           9, 2000 (incorporated by reference to Dime's Rule 425
           communication and Schedule 14A additional proxy materials, each filed March 9, 2000)
(a)(9)     Press Release, dated March 9, 2000 (incorporated by
           reference to Dime's Current Report on Form 8-K, filed March
           10, 2000)
(a)(10)    Public announcement advertisement, dated March 10, 2000
           (incorporated by reference to Dime's Rule 425 communication and Schedule 14A additional proxy materials, each filed
           March 10, 2000)
(a)(11)    Complaints filed against Dime (incorporated by reference to
           Exhibits 99.1 through 99.12 of Dime's Current Report on Form
           8-K, filed March 13, 2000)
(a)(12)    Notice of Postponement of Special Meeting, dated March 13,
           2000 (incorporated by reference to Dime's Rule 425
           communication and Schedule 14A additional proxy materials, each filed March 13, 2000)
(a)(13)    Press Release, dated March 10, 2000 (incorporated by
           reference to Dime's Rule 425 communication and Current
           Report on Form 8-K, each filed March 13, 2000)
(a)(14)    Complaints filed against Dime (incorporated by reference to
           Exhibits 99.1 and 99.2 to Dime's Current Report on Form 8-K,
           filed March 14, 2000)
(a)(15)    Press Release, dated March 13, 2000 (incorporated by
           reference to Dime's Rule 425 communication and Schedule 14A additional proxy materials, each filed March 14, 2000)
(a)(16)    Press Release, dated March 15, 2000 (incorporated by
           reference to Dime's Rule 425 communication and Schedule 14A additional proxy materials, filed March 15, 2000)
(e)(1)     Definitive Proxy Statement of Dime, dated March 31, 1999,
           relating to Dime's annual meeting held on April 29, 1999
           (incorporated by reference to Dime's Definitive Proxy
           Statement, filed March 31, 1999)
(e)(2)     Information updating arrangements with Dime executive
           officers, directors and affiliates (incorporated by
           reference to Annexes 1 and 2 to the
           Solicitation/Recommendation Statement to Dime Stockholders
           included as Exhibit (a)(2)(i) to this Schedule 14D-9)
(i)(1)     Stockholder Protection Rights Agreement, dated October 20,
           1995, by and between Dime and the First National Bank of
           Boston (incorporated by reference to Exhibit (1) of Dime's
           Registration Statement on Form 8-A, filed November 3, 1995)